UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 14, 2014
(February 12, 2014)

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation	Commission File Number	I.R.S. Employer Identification No.
Windstream Holdings, Inc.	Delaware	001-32422	46-2847717
Windstream Corporation	Delaware	001-36093	20-0792300

4001 Rodney Parham Road, Little Rock, Arkansas	72212
(Address of principal executive offices)	(Zip Code)

(501) 748-7000
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On February 12, 2014, Windstream Holdings, Inc. (the “Company”) and Windstream Corporation, a subsidiary of the Company and the Company’s predecessor (“WIN Corp.”), jointly entered into new indemnification agreements (the “Indemnification Agreements”) with their directors (including Jeffery R. Gardner, who is also the Company’s and WIN Corp.’s President & Chief Executive Officer) and executive officers: Brent K. Whittington, Chief Operating Officer, Anthony W. Thomas, Chief Financial Officer, John P. Fletcher, Executive Vice President, Secretary & General Counsel, James David Works, Jr., Executive Vice President-Chief Human Resources Officer, John C. Eichler, Vice President-Controller, and Eric N. Einhorn, Senior Vice President-Government Affairs (collectively, the “Indemnitees”).
WIN Corp. had previously entered into indemnification agreements with each Indemnitee (the “Prior Indemnification Agreements”), and the Company assumed the Prior Indemnification Agreements as part of the holding company reorganization that formed the Company on August 30, 2013. The Indemnification Agreements contain substantially the same terms as the Prior Indemnification Agreements except for modifications to reflect that both the Company and WIN Corp. are joint and several indemnitors. The Indemnification Agreements supersede and replace the Prior Indemnification Agreements but only with respect to acts and omissions occurring after the effective date of the new Indemnification Agreements.
The Indemnification Agreements provide that, to the fullest extent permitted by Delaware law and subject to exceptions specified in the Indemnification Agreements, the Company and WIN Corp. will jointly and severally indemnify each Indemnitee against all expense, liability and loss the Indemnitee incurs or suffers in connection with any threatened, pending or completed claim, suit or proceeding, whether civil, criminal, administrative, or investigative (including, without limitation, any action by or in the right of either the Company or WIN Corp.), to which the Indemnitee is or was a party or is threatened to be made a party by reason of the fact that he or she is or was a director or officer of either the Company or WIN Corp. (including, without limitation, service as a director or officer of WIN Corp. prior to the holding company formation which occurred on August 30, 2013, pursuant to which WIN Corp. became a wholly-owned subsidiary of the Company), or is or was serving at the request of either the Company or WIN Corp. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer.
In addition, under the Indemnification Agreements, the Indemnitees are entitled to advancement of expenses incurred in defending any such proceeding prior to its final disposition upon delivery by such Indemnitee to the Company or WIN Corp., as the case may be, of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.
The rights of indemnification provided by each Indemnification Agreement are not exclusive and are in addition to the rights to indemnification, advancement of expenses and insurance provided in the Company’s certificate of incorporation or bylaws.
The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by the actual terms of each Indemnification Agreement, the form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
At the 2013 Annual Meeting of Stockholders, stockholders approved a stockholder proposal requesting that the Board of Directors “take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws.” In response to this stockholder proposal, on February 12, 2014, the Company’s Board of Directors approved an amendment (the “Amendment”) to Article II, Section 8 of the Company’s Amended and Restated Bylaws (the “Bylaws”) to reduce the stockholder approval requirements for general corporate action to a “majority of votes cast.” As a result, a “majority of votes cast” will now decide any question properly brought before a stockholder meeting except where a higher approval standard is required by law, the Company’s Amended and Restated Certificate of Incorporation, or the Bylaws. The previous general voting standard was a “majority of votes present and entitled to vote.”
The foregoing description of the Amendment to the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, as amended, attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

3.1	Second Amended and Restated Bylaws of Windstream Holdings, Inc.

10.1	Form of Indemnity Agreement for Officers and Directors

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WINDSTREAM HOLDINGS, INC.		WINDSTREAM CORPORATION

By:	/s/ John P. Fletcher	By:	/s/ John P. Fletcher
Name:	John P. Fletcher	Name:	John P. Fletcher
Title:	Executive Vice President, Secretary & General Counsel	Title:	Executive Vice President, Secretary & General Counsel

February 14, 2014

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Bylaws of Windstream Holdings, Inc.

10.1	Form of Indemnity Agreement for Officers and Directors

5